EXHIBIT 14
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               FIRST MUTUAL BANCSHARES, INC. AND FIRST MUTUAL BANK
                       CODE OF BUSINESS CONDUCT AND ETHICS


The Boards of Directors of First Mutual Bancshares, Inc. and First Mutual Bank (together, the "Bank") have jointly adopted this code of business conduct and ethics ("Code") to establish the standards of ethical business behavior and personal conduct for the Bank's directors, officers and employees. Fundamental to our continued success is our commitment to integrity and the highest ethical standards.

This Code was adopted for the purpose of fostering:

     o honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

     o full, fair, accurate, timely and understandable disclosure in public filings and public disclosures;

     o compliance with applicable laws and governmental rules and regulations;

     o the protection of the Bank's business interests, including corporate opportunities, assets and confidential information; and

     o accountability for adherence to this Code and to promote the prompt internal reporting of any violations or apparent violations of this Code.

All directors, officers and employees of the Bank are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them. The Bank's more detailed policies and procedures set forth in the Bank's Standards of Personal Conduct are separate requirements and are not part of this Code.

For purposes of this Code, the "Code of Ethics Contact Person" will be either the President, the Vice President of Human Resources, or Chairman of the Audit Committee of the Board of Directors.

From time to time, the Bank may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Bank may be made only by the Board of Directors or the Audit Committee of the Board and must be promptly disclosed as required by SEC or NASDAQ rules. Any waiver for other employees may be made only by either the President or the Chairman of the Audit Committee.


I.        HONEST AND CANDID CONDUCT

Each director, officer and employee owes a duty to the Bank to act with integrity. Integrity requires, among other things, being forthright, honest and candid.

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A bank, as a business built upon public trust and confidence, depends upon a favorable perception of the conduct of its business by customers, federal and state regulators, stockholders, and others in both the business and general community. It is therefore imperative that each director, officer and employee of this Bank view his/her business and personal actions objectively. Each of us must assure that no one observing our actions would have reason to believe that any irregularity in conduct or unethical conduct exists or could be implied.

Each director, officer and employee must:

     o Act with integrity, including being forthright, honest and candid while still maintaining the confidentiality of information where required by law or consistent with the Bank's policies.

     o Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Bank policies.

     o    Adhere to a high standard of business ethics.

II.       FAIR DEALING

The Bank has a long history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Bank's customers, vendors, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

III.      CONFLICTS OF INTEREST

A "conflict of interest" occurs when an individual's personal or private interest, financial or otherwise, interferes or appears to interfere with the interests of the Bank or its customers. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Bank work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or his or her immediate family, receives improper personal benefits as a result of his or her position in the Bank. Any material transaction or relationship that could reasonably be viewed to give rise or potentially give rise to a conflict of interest should be discussed with a Code of Ethics Contact Person before the transaction proceeds to the point that a conflict of interest may be inferred.

Service to and on behalf of the Bank should never be subordinated to personal gain or advantage.

In order to avoid the appearance of conflict of interest, the Bank does not make loans to directors or executive officers of the Bank who are subject to Regulation O. Loans made at market rates and terms and conditions to individuals who subsequently become directors or executive officers are allowed to remain outstanding. However, they must be paid as agreed, and not subsequently

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amended. Furthermore, they are not to have been made in anticipation of that individual becoming an officer or director. Any loans to employees must be permitted by and be in accordance with Regulation O of the Board of Governors of the Federal Reserve System, and must conform to First Mutual Bank's Employee Loan Policy.

Persons subject to this Code should not loan, review a loan, or make any decision regarding a loan to any customer, syndicate, or corporation in which he or she has a present or a prospective financial or personal interest.

Conflict of interest situations involving directors, executive officers, or other employees who occupy supervisory positions or who have discretionary authority in dealing with customers include the following:

     o any significant ownership interest in any business or venture that conducts business with the Bank;

     o any consulting or employment relationship with any customer or competitor of the Bank;

     o any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Bank;

     o the receipt of non-nominal gifts or excessive entertainment from any customer or company with which the Bank has current or prospective business dealings.

Such situations, if material, should always be discussed with a Code of Ethics Contact Person prior to the situation materializing.

Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her immediate family. For purposes of this policy, immediate family means spouse, parents, children or siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

In particular, the following possible conflicts of interest must be reported to and approved, in advance of the transaction or action, by the Audit Committee of the Board of Directors if a director or executive officer is involved, or by the Code of Ethics Contact Person and President if other officers or employees are involved:

          (a) Any material purchase by the Bank from a vendor in which a director, officer, or employee has an interest.

          (b) The solicitation, acceptance, or retention by any director, officer or employee of any material personal benefit from any customer of the Bank or any individual or organization that is or seeks to be a borrower, supplier, or competitor of the Bank, where the personal benefit may be perceived to be given to influence a Bank decision or matter. Materiality exceptions to this prohibition are limited strictly to normal business

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               courtesies where there is no concealment and where no improper influence to the performance of the Bank's director, officer or employee is present or would be implied.

There are exceptions in which the receipt of gifts or acts of hospitality of reasonable value is acceptable. A gift or act of hospitality of reasonable or nominal value is generally considered to be one worth $150 or less. Assuming there is no effort being made to influence the recipient's judgment and that the gift was not solicited, the following are not subject to disclosure requirements:

          (1) Gifts of reasonable value that are presented in connection with commonly recognized events, such as holidays, weddings, births of children, promotions, or retirements. Also, gifts, gratuities, amenities, or favors motivated by an obvious family or personal relationship that exists outside of First Mutual Bank (such as gifts from parents, children, or spouses).

          (2) Meals, refreshments, travel arrangements or accommodations, or entertainment, as long as it is considered of a reasonable value and offered in the course of a meeting or other business relationship, and any expense incurred would have been paid for by the Bank as a reasonable business expense if it had not been paid by another party.

          (3) Loans with customary terms from merchants or financial institutions other than First Mutual Bank to finance common needs, such as home mortgage loans (except where prohibited by law).

          (4) Advertising or promotional materials of reasonable value, such as pens, pencils, note pads, key chains, calendars, and similar items. Also, discounts and rebates on merchandise or services that do not exceed those offered to other clients.

          (5) Civic, charitable, educational, or religious organizational awards for recognition of services or accomplishments.

IV.       DISCLOSURE

Each director, officer or employee involved in the Bank's public disclosure process, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, and the Controller (the "Senior Financial Officers"), is required to be familiar with and comply with the Bank's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Bank's public reports and documents filed with the Securities and Exchange Commission ("SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Bank's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Bank

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officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Bank's disclosure process, including without limitation the Senior Financial Officers, must:

     o Familiarize himself or herself with the disclosure requirements applicable to the Bank as well as the business and financial operations of the Bank.

     o Not knowingly misrepresent, or cause others to misrepresent, facts about the Bank to others, whether within or outside the Bank, including to the Bank's independent auditors, governmental regulators and NASDAQ.

     o Properly review and critically analyze proposed disclosure for accuracy and completeness or, where appropriate, delegate this task to others.

V.        CONFIDENTIAL INFORMATION

Banks by their very nature are privy to a variety of confidential information which includes plans, forecasts, decisions, problems, capabilities, intentions, contingencies, and timing of actions by customers and potential customers of the Bank, and the Bank itself. The proper use of this type of information is to enable sound business decisions to be made by Bank personnel regarding either the business of a customer, prospective customer, or the Bank itself. Under no circumstances will confidential information be used for one's own benefit or any one else's personal benefit. To do so violates statutes and this Code and is prohibited.

VI.       COMPLIANCE AND USE OF NONPUBLIC INFORMATION

It is the Bank's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

It is against Bank policy and in many circumstances illegal for a director, officer or employee to profit from undisclosed information relating to the Bank or any other company. Any director, officer or employee may not purchase or sell any of the Bank's securities while in possession of material nonpublic information relating to the Bank. Also, any director, officer or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company. Directors, officers and employees are to assume that any material information they obtain about Bank customers from information the customer has supplied to the Bank is nonpublic information unless the director, officer or employee verifies that such information is also available publicly.

Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Bank securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Bank, should consult with the Bank's Corporate Secretary before making any such purchase or sale.

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VII.      REPORTING AND ACCOUNTABILITY FOR SUSPECTED CRIMINAL ACTIVITY

The Bank recognizes that its customers must have faith and confidence in the honesty and character of its directors, officers and employees. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions the Bank must take regarding any known, or suspected, crime involving the affairs of the Bank.

Fraud is an element of business that can significantly affect the reputation and success of the Bank. The Bank requires that its officers and employees talk to Audit Committee Members, appropriate officers, supervisors or other appropriate personnel to report and discuss any known or suspected criminal activity involving the Bank or its employees. If, during the course of employment, any officer or employee becomes aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters, that person must report violations of laws, rules, regulations or this Code to the Bank's Audit Committee Chairman or to the Bank's Internal Auditor. Reporting the activity will not subject the officer or employee to discipline as long as the report is made in good faith. All officers and employees should review the Bank's Whistleblower Procedures contained in the Bank's Employee Manual. Reports are to be directed to the Internal Auditor or the Audit Committee Chairman. All reports are confidential.

VIII.     CORPORATE OPPORTUNITIES

Directors, officers and employees owe a duty to the Bank to advance the Bank's business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Bank has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Bank.

Sometimes the line between personal and Bank benefits is difficult to draw, and sometimes there are both personal and Bank benefits in certain activities. Directors, officers and employees who intend to make use of Bank property or services in a manner not solely for the benefit of the Bank should consult beforehand with a Code of Ethics Contact Person.

IX.       PROTECTION AND PROPER USE OF BANK ASSETS

All directors, officers and employees should protect the Bank's assets and ensure their efficient use. All Bank assets should be used only for legitimate business purposes.

X.        REPORTING AND ACCOUNTABILITY WITH RESPECT TO THIS CODE

The Audit Committee of the Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in

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any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify one of the Code of Ethics Contact Persons promptly. Failure to do so is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to one of the Code of Ethics Contact Persons. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with a Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

     o Notify one of the Code of Ethics Contact Persons promptly of any existing or potential violation of this Code.

     o Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

The Audit Committee shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, the Bank will take such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, in the case of a director or executive officer; or the President and the Vice President of Human Resources in the case of any other employee.





















Adopted by the Board of Directors 02/26/04

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